UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   RETZLAFF, PALMER E
   669 NEW ROAD
   GILBERTSVILLE, PA  19525
   USA
2. Issuer Name and Ticker or Trading Symbol
   HARLEYSVILLE NATIONAL CORPORATION
   HNBC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   NOVEMBER 9, 1999
5. If Amendment, Date of Original (Month/Year)
   SEPTEMBER 30, 1999
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)
   DIRECTOR - HNC
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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COMMON STOCK - HNBC        |9/30/9|J*  |V|133.000           |A  |           |2,810.000          |D     |HELD IN STREET NAME        |
                           |9     |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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NON-QUALIFIED STOCK OP|        |9/30/|J*  |V|1          |A  |10/13|04/13|COMMON STOCK|188    |       |3,938       |D  |            |
TION (RIGHT TO BUY)   |        |99   |    | |           |   |/99  |/09**|            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
*Shares were automatically added to account as a result of a 5% stock dividend paid to all shareholders as of
9/30/99.
**Amendment to correct Table II "Expiration
Date"
SIGNATURE OF REPORTING PERSON
/s/Elizabeth F. Chemnitz for Palmer E. Retzlaff
DATE
NOVEMBER 9, 1999